Consolidated Report of Condition for Insured Banks and Savings Associations for December 31, 2019

All schedules are to be reported in thousands of dollars. Unless otherwise indicated, report the amount outstanding as of the last business day of the quarter.

Schedule RC—Balance Sheet

Dollar Amounts in Thousands			RCON	Amount	
Assets					
1. Cash and balances due from depository institutions:					
a. Noninterest-bearing balances and currency and coin (1)			0081	1,174	1.a.
b. Interest-bearing balances (2)			0071	5,927	1.b.
2. Securities:					
a. Held-to-maturity securities (from Schedule RC-B, column A) (3)			JJ34	0	2.a.
b. Available-for-sale securities (from Schedule RC-B, column D)			1773	0	2.b.
c. Equity securities with readily determinable fair values not held for trading (4)			JA22	NR	2.c.
3. Federal funds sold and securities purchased under agreements to resell:					
a. Federal funds sold			B987	0	3.a.
b. Securities purchased under agreements to resell (5,6)			B989	0	3.b.
4. Loans and lease financing receivables (from Schedule RC-C):					
a. Loans and leases held for sale			5369	0	4.a.
b. Loans and leases held for investment	B528	0			4.b.
c. LESS: Allowance for loan and lease losses (7)	3123	0			4.c.
d. Loans and leases held for investment, net of allowance (item 4.b minus 4.c)			B529	0	4.d.
5. Trading assets			3545	0	5.
6. Premises and fixed assets (including capitalized leases)			2145	21,106	6.
7. Other real estate owned (from Schedule RC-M)			2150	18,810	7.
8. Investments in unconsolidated subsidiaries and associated companies			2130	0	8.
9. Direct and indirect investments in real estate ventures			3656	0	9.
10. Intangible assets (from Schedule RC-M)			2143	435,936	10.
11. Other assets (from Schedule RC-F) (6)			2160	41,797	11.
12. Total assets (sum of items 1 through 11)			2170	524,750	12.
Liabilities					
13. Deposits:					
a. In domestic offices (sum of totals of columns A and C from Schedule RC-E)			2200	0	13.a.
(1) Noninterest-bearing (8)	6631	0			13.a.1.
(2) Interest-bearing	6636	0			13.a.2.
b. Not applicable					
14. Federal funds purchased and securities sold under agreements to repurchase:					
a. Federal funds purchased (9)			B993	0	14.a.
b. Securities sold under agreements to repurchase (10)			B995	0	14.b.
15. Trading liabilities			3548	0	15.
16. Other borrowed money (includes mortgage indebtedness) (from Schedule RC-M)			3190	1,877	16.
17. and 18. Not applicable					
19. Subordinated notes and debentures (11)			3200	0	19.

1 Includes cash items in process of collection and unposted debits.
2 Includes time certificates of deposit not held for trading.
3 **Institutions that have adopted ASU 2016-13 should report in item 2.a amounts net of any applicable allowance for credit losses, and item 2.a should equal Schedule RC-B, item 8, column A, less Schedule RI-B, Part II, item 7, column B.**
4 Item 2.c is to be completed only by institutions that have adopted ASU 2016-01, which includes provisions governing the accounting for investments in equity securities. See the instructions for further detail on ASU 2016-01.
5 Includes all securities resale agreements, regardless of maturity.
6 **Institutions that have adopted ASU 2016-13 should report in items 3.b and 11 amounts net of any applicable allowance for credit losses.**
7 **Institutions that have adopted ASU 2016-13 should report in item 4.c the allowance for credit losses on loans and leases.**
8 Includes noninterest-bearing, demand, time, and savings deposits.
9 Report overnight Federal Home Loan Bank advances in Schedule RC, item 16, "Other borrowed money."
10 Includes all securities repurchase agreements, regardless of maturity.
11 Includes limited-life preferred stock and related surplus.

Schedule RC—Continued

Dollar Amounts in Thousands	RCON	Amount	
Liabilities—continued			
20. Other liabilities (from Schedule RC-G)	2930	21,043	20.
21. Total liabilities (sum of items 13 through 20)	2948	22,920	21.
22. Not applicable			
Equity Capital			
Bank Equity Capital			
23. Perpetual preferred stock and related surplus	3838	0	23.
24. Common stock	3230	5,000	24.
25. Surplus (excludes all surplus related to preferred stock)	3839	1,046,067	25.
26. a. Retained earnings	3632	(549,238)	26.a.
b. Accumulated other comprehensive income (1)	B530	0	26.b.
c. Other equity capital components (2)	A130	0	26.c.
27. a. Total bank equity capital (sum of items 23 through 26.c)	3210	501,829	27.a.
b. Noncontrolling (minority) interests in consolidated subsidiaries	3000	0	27.b.
28. Total equity capital (sum of items 27.a and 27.b)	G105	501,829	28.
29. Total liabilities and equity capital (sum of items 21 and 28)	3300	524,749	29.

Memoranda

To be reported with the March Report of Condition.

	RCON	Number	
1. Indicate in the box at the right the number of the statement below that best describes the most comprehensive level of auditing work performed for the bank by independent external auditors as of any date during 2018	6724	NR	M.1.

1a – An integrated audit of the reporting institution's financial statements and its internal control over financial reporting conducted in accordance with the standards of the American Institute of Certified Public Accountants (AICPA) or the Public Company Accounting Oversight Board (PCAOB) by an independent public accountant that submits a report on the institution

1b – An audit of the reporting institution's financial statements only conducted in accordance with the auditing standards of the AICPA or the PCAOB by an independent public accountant that submits a report on the institution

2a – An integrated audit of the reporting institution's parent holding company's consolidated financial statements and its internal control over financial reporting conducted in accordance with the standards of the AICPA or the PCAOB by an independent public accountant that submits a report on the consolidated holding company (but not on the institution separately)

2b – An audit of the reporting institution's parent holding company's consolidated financial statements only conducted in accordance with the auditing standards of the AICPA or the PCAOB by an independent public accountant that submits a report on the consolidated holding company (but not on the institution separately)

3 – This number is not to be used

4 – Directors' examination of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm (may be required by state chartering authority)

5 – Directors' examination of the bank performed by other external auditors (may be required by state chartering authority)

6 – Review of the bank's financial statements by external auditors

7 – Compilation of the bank's financial statements by external auditors

8 – Other audit procedures (excluding tax preparation work)

9 – No external audit work

To be reported with the March Report of Condition.

	RCON	Date	
2. Bank's fiscal year-end date (report the date in MMDD format)	8678	NR	M.2.

1 Includes, but is not limited to, net unrealized holding gains (losses) on available-for-sale securities, accumulated net gains (losses) on cash flow hedges, and accumulated defined benefit pension and other postretirement plan adjustments.

2 Includes treasury stock and unearned Employee Stock Ownership Plan shares.